                                                       Exhibit 21 - Page 1 of 10

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Venturers of
Phoenix Joint Venture 1994-1

We have audited the accompanying balance sheets of Phoenix Joint Venture 1994-1 (a California general partnership) as of December 31, 1995 and 1994 and the related statements of operations, venturers' capital and cash flows for the year ended December 31, 1995 and for the period from inception (October 28, 1994) to December 31, 1994. These financial statements and the schedule referred to below are the responsibility of the Joint Venture's management. Our responsibility is to express an opinion on these financial statements and the schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Phoenix Joint Venture 1994-1 at December 31, 1995 and 1994, and the results of its operations and its cash flows for the year ended December 31, 1995 and for the period from inception (October 28, 1994) to December 31, 1994, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



                                                             ARTHUR ANDERSEN LLP


San Francisco, California
  January 9, 1996

                                                                                                       Exhibit 21 - Page 2 of 10

                                               PHOENIX JOINT VENTURE 1994-1
                                                       BALANCE SHEET
                                                  (Amounts in Thousands)

                                                                                                     December 31,
                                                                                                 1995           1994
                                                                                                 ----           ----

ASSETS
Cash and cash equivalents                                                                    $     433      $     106

Accounts receivable (net of allowance for losses on accounts
  receivable of $191 and $0 at December 31, 1995 and 1994, respectively)                           215            389

Credits receivable, net                                                                          1,237          1,423

Assigned monthly rentals, net                                                                      691            890

Equipment on operating leases and held for lease (net of
  accumulated depreciation of $849 and $77 at December
  31, 1995 and 1994, respectively)                                                               1,004          2,223

Capitalized acquisition fees (net of accumulated amortization
  of $22 and $1 at December 31, 1995 and 1994, respectively)                                        17             38
                                                                                             ---------      ---------

     Total Assets                                                                            $   3,597      $   5,069
                                                                                             =========      =========

LIABILITIES AND VENTURERS' CAPITAL

Liabilities

   Accounts payable and accrued expenses                                                     $     399      $     334
                                                                                             ---------      ---------

     Total Liabilities                                                                               399            334
                                                                                             ---------      ---------

Venturers' Capital                                                                               3,198          4,735
                                                                                             ---------      ---------

     Total Liabilities and Venturers' Capital                                                  $   3,597      $   5,069
                                                                                             =========      =========

                                             The accompanying notes are an integral
                                                    part of these statements.

                                                       Exhibit 21 - Page 3 of 10

                          PHOENIX JOINT VENTURE 1994-1
                             STATEMENT OF OPERATIONS
                             (Amounts in Thousands)


                                                             For the period
                                                             from inception
                                                           (October 28, 1994)
                                              December 31,      through
                                                   1995    December 31, 1994
                                              -----------   -----------------

INCOME

   Rental income                                  $2,767        $  389

   Gain on sale of equipment                         417          --

   Earned income, assigned monthly rentals            81            20

   Other income                                      109            17
                                                  ------        ------

     Total Income                                  3,374           426
                                                  ------        ------


EXPENSES

   Lease related operating expenses                1,179           169

   Depreciation                                      955            77

   Amortization, acquisition fees                     21             1

   Management fees to General Partner                174            20

   Provision for losses on receivables               191          --

   General and administrative expenses                 1          --
                                                  ------        ------

     Total Expenses                                2,521           267
                                                  ------        ------


NET INCOME                                        $  853        $  159
                                                  ======        ======


                     The accompanying notes are an integral
                           part of these statements.

                                                       Exhibit 21 - Page 4 of 10

                          PHOENIX JOINT VENTURE 1994-1
                         STATEMENT OF VENTURERS' CAPITAL
                             (Amounts in Thousands)


Balance at inception, October 28, 1994                         $     0

   Net income                                                      159

   Contributions                                                 4,576
                                                               -------
Balance, December 31, 1994                                       4,735

   Net income                                                      853

   Distributions                                                (2,390)
                                                               -------
Balance, December 31, 1995                                     $ 3,198
                                                               =======


                     The accompanying notes are an integral
                           part of these statements.

                                                       Exhibit 21 - Page 5 of 10

                           PHOENIX JOINT VENTURE 1994-1
                             STATEMENT OF CASH FLOWS
                              (Amounts in Thousands)


                                                                For the period
                                                                from inception
                                                              (October 28, 1994)
                                                 December 31,       through
                                                     1995      December 31, 1994
                                                 ------------  -----------------

Operating Activities:

   Net income                                        $   853        $ 159
   Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation                                        955           77
     Amortization of acquisition fees                     21           1
     Gain on sale of equipment                          (417)          --
     Provision for losses on accounts receivable         191           --
     Decrease in credits receivable                      278           --
     Increase in accounts receivable                     (17)        (389)
     Amortization of discount on credits                 (92)         (17)
     Increase in accounts payable and accrued
      expenses                                           103          295
     Accrued interest, assigned monthly rentals          (81)         (20)
                                                     -------        -----

Net cash provided by operating activities              1,794          106
                                                     -------        -----

Investing Activities:

   Principal payments, notes receivable                  280           --
   Proceeds from sale of equipment                       681           --
   Payment of acquisition fees                           (38)          --
                                                     -------        -----

Net cash provided by investing activities                923           --
                                                     -------        -----

Financing Activities:

   Distributions to Venturers                         (2,390)          --
                                                     -------        -----

Net cash used by financing activities                 (2,390)          --
                                                     -------        -----

Increase in cash and cash equivalents                    327          106

Cash and cash equivalents, beginning of period           106           --
                                                     -------        -----

Cash and cash equivalents, end of period             $   433        $ 106
                                                     =======        =====


                       The accompanying notes are an integral
                             part of these statements.

                                                       Exhibit 21 - Page 6 of 10

                          PHOENIX JOINT VENTURE 1994-1

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1995


Note 1.  Organization.

         Phoenix Joint Venture 1994-1 (the "Joint Venture"), a California general partnership, was formed on October 28, 1994 for the purpose of investing in a pool of reproduction equipment and receivables by several Phoenix Leasing Partnerships (the "Venturers").

         Income or loss is allocated to each Venturer based upon their respective interest in the Joint Venture. Distributions will be made in the same manner.

         As compensation for its management services, the Joint Venture pays a management fee to Phoenix Leasing Incorporated (PLI) based upon the management fee rate of each respective Venturer of the Joint Venture applied to the Venturers' respective interest in the Joint venture's gross revenues for the quarter, which revenue generally incudes rental and note receipts, proceeds from the sale of equipment and other income. Any revenues subject to a management fee at the Joint Venture level will not be subject to a management fee at the Venturers' level.

         As compensation for services performed in connection with the analysis of equipment available to the Joint Venture, the Managing Venturer receives an acquisition fee based on the acquisition fee rate of each respective Venturer of the Joint Venture applied to the Venturer's respective interest in the Joint Venture's purchase price of equipment acquired by the Joint Venture.

         Acquisition fees are amortized over the average expected life of the assets, principally on a straight-line basis.


Note 2.  Summary of Significant Accounting Policies.

         Leasing Operations - The Joint Venture's leasing operations consist of reproduction equipment manufactured by Xerox Corporation. The leases have been classified as operating leases.

         Under the method of accounting for operating leases, the leased equipment is recorded as an asset at cost and depreciated on a straight-line basis over the estimated useful life of five years. Rental income for the year is determined on the basis of rental payments due for the period under the terms of the lease. Maintenance and repairs of the leased equipment are charged to expense as incurred.

         The Joint Venture's policy is to review periodically the probability of recovering its undepreciated cost of equipment. Such reviews address, among other matters recent and anticipated technological developments affecting reproduction equipment and competitive factors within the reproduction equipment marketplace. Although remarketing rental rates are expected to decline in the future with respect to some of the Joint Venture's rental equipment, such rentals are expected to exceed projected expenses, including depreciation. Should subsequent reviews of the equipment portfolio indicate that rentals plus anticipated sales proceeds will not exceed expenses in any future period, the Joint Venture will revise its depreciation policy and may accelerate depreciation as appropriate.

         The Joint Venture has also been assigned the monthly rental payments from a pool of engineering and graphics reprographic equipment owned by Xerox Corporation. The Joint Venture has recorded these assigned monthly rentals at the discounted value of the expected cash flows. The excess of the assigned monthly rentals over the present value of the expected cash flows is recorded as unearned income. Unearned income is credited to income monthly over the term of the agreement on a declining basis to provide an approximate level rate of return on the unrecovered cost of the investment.

         Non-Cash Investing Activities. In October 1994, the Venturers formed the Joint Venture to which they contributed the credits issued by Xerox Corporation, the equipment purchased and the assigned monthly rentals from Xerox Corporation as described in Notes 1, 3, 4 and 5 of the financial statements. The following non-cash activities from this transaction were excluded from the statement of cash flow.

                                                       Exhibit 21 - Page 7 of 10

                                                               Amounts
                                                            In Thousands
                                                            ------------

         Credit receivable                                      $1,406
         Equipment purchased                                     2,300
         Assigned monthly rentals                                  870
                                                                ------
                                                                $4,576
                                                                ======

         Cash and Cash Equivalents - Cash and cash equivalents includes deposits at banks and investments in money market funds.

         Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


Note 3.  Credits Receivable.

         The Joint Venture owns credits issued by Xerox Corporation for the purchase of products and services from Xerox Corporation and its subsidiaries. The Credits granted are non-transferrable and are good for a period of seven years at which time they expire. The credits will be used by Phoenix Leasing Incorporated and affiliates, who will reimburse the Joint Venture for the fair market value of the credits used.

         The credits receivable consist of the following at December 31,

                                                           1995         1994
                                                           ----         ----
                                                        (Amounts in Thousands)

         Credits receivable                             $ 1,402      $ 1,680
         Unamortized discount                              (165)        (257)
                                                        -------      -------

         Credits receivable, net                        $ 1,237      $ 1,423
                                                        =======      =======


Note 4.  Assigned Monthly Rentals.

         The Joint Venture has obtained the right to receive payments on a pool of leased equipment pursuant to the terms of an agreement with Xerox Corporation. Title to this equipment continues to be held by Xerox Corporation. As a result of this agreement, the Joint Venture has been assigned the monthly rentals from a designated pool of engineering and graphics reprographic equipment that are subject to lease. The agreement provides for the Joint Venture to receive monthly payments from such pool of equipment for a period of either three or five years, depending upon the performance of the portfolio as measured during the first two years. All of the monthly rental payments pursuant to this equipment, net of certain administrative and other costs, are passed along to the Joint Venture and will be applied towards the outstanding assigned monthly rentals balance and income.

         The assigned monthly rentals consist of the following at December 31,

                                                           1995         1994
                                                           ----         ----
                                                         (Amounts in Thousands)

         Assigned monthly rentals                         $ 720      $ 1,000
         Less:  Unearned income                             (29)        (110)
                                                          -----      -------

         Assigned monthly rentals, net                    $ 691      $   890
                                                          =====      =======

                                                       Exhibit 21 - Page 8 of 10

Note 5.  Equipment on Operating Leases.

         Equipment on lease consists of reproduction equipment classified as operating leases. During the initial terms of the existing operating leases the Joint Venture will not recover all the undepreciated cost and related expenses of its rental equipment and therefore must remarket a portion of its equipment in future years.

         Minimum rentals to be received on non-cancelable operating leases for the years ended December 31, are as follows:

                                                          (Amounts in Thousands)

         1996 ...........................................          $362
         1997 ...........................................           194
         1998 ...........................................            57
         1999 and future ................................             3
                                                                   ----
         Total                                                     $616
                                                                   ====

         The Joint  Venture has an  agreement  with Xerox  Corporation,  whereby
Xerox Corporation provides administration, maintenance and repairs of leased equipment on behalf of the Joint Venture. The agreement terminates upon the earlier of (1) the Joint Venture receiving a specified dollar amount; (2) 66 months, or (3) the date on which no equipment remains. As compensation for these services, Xerox deducts a fee from the monthly rentals and sales proceeds.

         Also pursuant to the vendor agreement, Xerox Corporation undertakes to remarket and refurbish off-lease equipment on a best efforts basis. This agreement permits the Joint Venture to assume the remarketing function directly if certain conditions contained in the agreement are not met. For its remarketing services, Xerox Corporation is paid a remarketing and refurbishing fee based on a specified percentage of the monthly rentals received by the Joint Venture.

         The Joint Venture also receives contingent rental payments on its reproduction equipment that is not included in the minimum rentals to be received. The contingent rentals consist of a monthly rental payment that is based upon actual machine usage.


Note 6.  Accounts Payable and Accrued Expenses.

         Accounts payable and accrued expenses consist of the following at December 31:

                                                           1995         1994
                                                           ----         ----
                                                         (Amounts in Thousands)

         Equipment lease operations                        $368         $275
         PLI and affiliates                                  31           59
                                                           ----         ----

           Total                                           $399         $334
                                                           ====         ====


Note 7.  Income Taxes.

         Federal and state income tax regulations provide that taxes on the income or loss of the Joint Venture are reportable by the Venturers on their individual income tax returns. Accordingly, no provision for such taxes has been made in the accompanying financial statements.

         The net differences between the tax basis and the reported amounts of the Partnership's assets and liabilities is as follows at December 31:

                                                       Exhibit 21 - Page 9 of 10

                                    Reported Amounts   Tax Basis  Net Difference
                                    ----------------   ---------  --------------
                                                (Amounts in Thousands)
1995

         Assets                         $3,597           $4,081           $(484)

         Liabilities                       399              395               4

1994

         Assets                         $5,069           $4,916           $ 153

         Liabilities                       334              334               0


Note 8. Related Entities.

         The Joint Venture is sponsored and funded by various partnerships managed by PLI. PLI serves in the capacity of general partner in other partnerships and managing venturer in other joint ventures, all of which are engaged in the equipment leasing and financing business.


Note 9. Fair Value of Financial Instruments.

         During the year ended December 31, 1995, the Joint Venture adopted Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments," which requires disclosure of the fair value of financial instruments for which it is practicable to estimate fair value. The following methods and assumptions were used to estimate the fair value of each class of financial instrument which it is practicable to estimate that value.

Cash and Cash Equivalents
The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of these instruments.

Credits Receivable, Net
The fair value of credits receivable, net is estimated by the present value of future cash flow discounted at an approximate fair value rate.

Assigned Monthly Rents, Net
The carrying amount of assigned monthly rents, net approximates fair value and is estimated by taking a present value of the projected cash flow expected to be received on the portfolio of equipment that was assigned from Xerox pursuant to the agreement.

         The estimated fair values of the Joint Venture's financial instruments at December 31, 1995 are as follows:

                                                      Carrying
                                                       Amount      Fair Value
                                                      --------     ----------
                                                       (Amounts in Thousands)

         Assets
           Cash and cash equivalents                   $  433       $  433
           Credits receivable, net                      1,237        1,237
           Assigned monthly rents, net                    691          691

                                                                                                     Exhibit 21 - Page 10 of 10

                                               PHOENIX JOINT VENTURE 1994-1

                                                        SCHEDULE II
                                                  (Amounts in Thousands)



SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES


              COLUMN A                     COLUMN B           COLUMN C         COLUMN D             COLUMN E           COLUMN F
           Classification                 Balance at         Charged to       Charged to           Deductions         Balance at
                                         Beginning of          Expense         Revenue                                 End of
                                            Period                                                                     Period
------------------------------------- -------------------  ----------------  ------------         ------------       -----------

Year ended December 31, 1994
   Allowance for credits receivable        $   320           $    0               $ 0               $    0             $   320
                                           -------           ------               ---               ------             -------

     Totals                                $   320           $    0               $ 0               $    0             $   320
                                           =======           ======               ===               ======             =======


Year ended December 31, 1995
   Allowance for credits receivable        $   320           $    0               $ 0               $   80             $   240
   Allowance for losses on accounts
     receivable                                  0              191                 0                    0                 191
                                           -------           ------               ---               ------             -------

     Totals                                $   320           $  191               $ 0               $   80             $   431
                                           =======           ======               ===               ======             =======
